Exhibit 99.1
RELEASE 8:00AM – JANUARY 24, 2007

CONTACT:	Susan Munhall, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com
HUDSON CITY BANCORP, INC. REPORTS
2006 FOURTH QUARTER AND ANNUAL EARNINGS
QUARTERLY CASH DIVIDEND INCREASED TO $0.08 PER SHARE
TOTAL ASSETS SURPASS $35.0 BILLION
Paramus, New Jersey, January 24, 2007 — Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, reported today the results of its operations for the three-month period and year ended December 31, 2006.
Financial Highlights
•	Basic and diluted earnings per common share were both $0.13 for the fourth quarter of 2006 and 2005. Basic and diluted earnings per common share were $0.54 and $0.53, respectively, for 2006 compared with $0.49 and $0.48, respectively, for 2005.

•	At its meeting yesterday, the Board of Directors increased the quarterly cash dividend to $0.08 per common share. The cash dividend is payable on March 1, 2007 to stockholders of record at the close of business on February 2, 2007.

•	Net income increased 4.5% to $288.6 million for the year ended December 31, 2006 and decreased 7.5% to $69.2 million for the three months ended December 31, 2006.

•	Net interest income increased 9.1% to $613.2 million for the year ended December 31, 2006 and decreased 2.4% to $148.8 million for the three months ended December 31, 2006.

•	Our annualized return on average stockholders’ equity and annualized return on average assets for the fourth quarter of 2006 were 5.55% and 0.80%, respectively, compared with 5.68% and 1.10%, respectively, for the fourth quarter of 2005. Our return on average stockholders’ equity and return on average assets for 2006 were 5.70% and 0.91%, respectively, compared with 7.52% and 1.14%, respectively, for 2005.

•	Our net interest rate margin and net interest rate spread were 1.78% and 1.16%, respectively, for the fourth quarter of 2006 compared with 2.29% and 1.59%, respectively, for the fourth quarter of 2005. For 2006, our net interest rate margin and net interest rate spread were 1.96% and 1.31%, respectively, compared with 2.35% and 1.84%, respectively, for 2005.

•	Our efficiency ratio for the fourth quarter of 2006 was 27.58% compared with 21.94% for the fourth quarter of 2005. Our efficiency ratio for 2006 was 25.66% compared with 22.40% for 2005.

•	Net loans increased $4.03 billion to $19.07 billion at December 31, 2006 reflecting purchases and originations of first mortgage loans of $2.71 billion and $2.12 billion, respectively, during 2006 compared with $3.68 billion and $2.07 billion, respectively, during 2005. The increase in total loans also reflects the acquisition of Sound Federal Bancorp, Inc. (“Sound Federal”) and it’s $786.1 million portfolio during the third quarter of 2006.

•	Deposits increased $2.03 billion, reflecting an increase in time deposits and $1.06 billion in deposits due to the acquisition of Sound Federal.

•	Borrowed funds increased $5.62 billion to $16.97 billion at December 31, 2006. All funds borrowed in 2006 have maturities of ten years and initial call dates ranging from one to three years.

•	The Board of Directors has established April 24, 2007 as the date for the Annual Meeting of Stockholders. The voting record date will be March 2, 2007.
“The interest rate environment continued to exert downward pressure on our net interest margin and interest rate spread during the fourth quarter of 2006,” said Ronald E. Hermance, Jr., Chairman, President and Chief Executive Officer. “Despite the inverted yield curve, we were able to grow assets by over $7 billion, successfully complete the acquisition of Sound Federal, and maintain a favorable total return for our shareholders. We plan to continue our strategy of focused balance sheet growth, repurchase of stock, and development of our newly entered markets as we head into 2007. With our experienced management team and strong capital base in place, we are well prepared for the challenges which lie ahead.”
Statement of Income Summary
Total interest and dividend income for the three months ended December 31, 2006 increased $116.7 million, or 35.1%, to $449.0 million compared with $332.3 million for the three months ended December 31, 2005. This increase was primarily due to a $7.05 billion, or 26.2%, increase in the average balance of interest-earning assets to $33.94 billion for the three months ended December 31, 2006 from $26.89 billion for the three months ended December 31, 2005. The increase in interest and dividend income was also due to a 35 basis point increase in the annualized weighted-average yield on total average interest-earning assets to 5.29% for the fourth quarter of 2006 compared with 4.94% for the fourth quarter of 2005.
Interest and fees on mortgage loans increased $64.3 million primarily due to a $4.19 billion increase in the average balance, reflecting increases in our core investment of first mortgage loans. The $34.3 million increase in interest on mortgage-backed securities was primarily due to a $2.05 billion increase in the average balance reflecting increased purchases of variable-rate securities during 2006.
Total interest and dividend income for the year ended December 31, 2006 increased $435.9 million, or 36.9%, to $1.61 billion compared with $1.18 billion for the year ended December 31, 2005. This increase was primarily due to a $7.26 billion, or 30.3%, increase in the average balance of interest-earning assets to $31.23 billion for the year ended December 31, 2006 from $23.97 billion for the year ended December 31, 2005, primarily reflecting our internally generated balance sheet growth and the investment of the net proceeds from the second-step conversion and stock offering in June 2005. The increase in interest and dividend income was also due to a 25 basis point increase in the weighted-average yield on total average interest-earning assets to 5.17% for 2006 compared with 4.92% for 2005.

Interest and fees on mortgage loans increased $243.1 million primarily due to an increase in the average balance of $4.03 billion. The $64.6 million increase in interest and dividends on total investment securities was primarily due to growth in the average balance of $1.19 billion, which reflected the investment into short-term securities of part of the net proceeds from the second-step conversion and stock offering. The $108.9 million increase in interest on mortgage-backed securities was primarily due to a $1.80 billion increase in the average balance reflecting increased purchases of variable-rate securities during 2006.
Total interest expense for the three months ended December 31, 2006 increased $120.2 million, or 66.8%, to $300.1 million compared with $179.9 million for the three months ended December 31, 2005. This increase was partially due to a $7.51 billion, or 35.2%, increase in the average balance of total interest-bearing liabilities to $28.84 billion for the three months ended December 31, 2006 compared with $21.33 billion for the corresponding period in 2005. The increase in the average balance of interest-bearing liabilities funded our asset growth. The increase in total interest expense was also due to a 78 basis point increase in the annualized weighted-average cost of total interest-bearing liabilities to 4.13% for the three-month period ended December 31, 2006 compared with 3.35% for the three-month period ended December 31, 2005, which reflected the growth and repricing of our interest-bearing liabilities during the rising short-term interest rate environment experienced during 2006.
Interest expense on borrowed funds for the three months ended December 31, 2006 increased $71.3 million, or 73.9%, to $167.7 million primarily due to a $5.84 billion increase in the average balance of borrowed funds and a 41 basis point increase in the annualized weighted-average cost. The increase in the average balance of borrowed funds was used to fund asset growth. The increase in the annualized weighted-average cost of borrowed funds reflected the continued growth of our borrowed funds in the increasing interest rate environment. The $48.9 million increase in interest expense on interest-bearing deposits was due to a 114 basis point increase in the annualized weighted-average cost due to the rising short-term interest rate environment, the competitive pricing of our deposit products and a shift by our customers, during 2006, to higher costing short-term time deposits from our High Value Checking product. The increase in interest expense on interest-bearing deposits also was due to the growth in the average balance of $1.67 billion, reflecting in part, the acquisition of Sound Federal.
Total interest expense for the year ended December 31, 2006 increased $384.8 million, or 62.4%, to $1.00 billion compared with $616.8 million for the year ended December 31, 2005. This increase was partially due to a $5.89 billion, or 29.4%, increase in the average balance of total interest-bearing liabilities to $25.93 billion for the year ended December 31, 2006 compared with $20.04 billion for the corresponding period in 2005. The increase in the average balance of interest-bearing liabilities funded our asset growth. The increase in total interest expense was also due to a 78 basis point increase in the weighted-average cost of total interest-bearing liabilities to 3.86% for the year ended December 31, 2006 compared with 3.08% for the year ended December 31, 2005, which reflected the growth and repricing of our interest-bearing liabilities during the rising short-term interest rate environment experienced during 2006.
Interest expense on borrowed funds for 2006 increased $242.5 million due to a $5.38 billion increase in the average balance of borrowed funds and a 34 basis point increase in the weighted-average cost of borrowed funds. The increase in the average balance of borrowed funds was used to fund asset growth. The increase in the average cost of borrowed funds reflected new borrowings with a higher rate than the existing borrowings. The $142.4 million increase in interest expense on interest-bearing deposits was due to a 111 basis point increase in the weighted-average cost due to the rising short-term interest rate environment, the competitive pricing of our deposit products and a shift by our customers, during 2006, to higher costing short-term time deposits from our High Value Checking product.

Net interest income for the three months ended December 31, 2006 decreased $3.6 million, or 2.4%, to $148.8 million compared with $152.4 million for the corresponding period in 2005. Our net interest rate spread, determined by subtracting the annualized weighted-average cost of total interest-bearing liabilities from the annualized weighted-average yield on total interest-earning assets, was 1.16% for the fourth quarter of 2006 compared with 1.59% for the corresponding period in 2005. For the fourth quarter of 2006, our net interest margin, determined by dividing annualized net interest income by total average interest-earning assets, was 1.78% compared with 2.29% for the corresponding 2005 period. Net interest income for the year ended December 31, 2006 increased $51.1 million, or 9.1%, to $613.2 million compared with $562.1 million for the corresponding 2005 period. Our net interest rate spread was 1.31% for 2006 compared with 1.84% for the year 2005. Our net interest margin was 1.96% for the year ended December 31, 2006 compared with 2.35% for 2005.
The decrease in our net interest income when comparing the fourth quarter of 2006 to the fourth quarter of 2005 reflected the tightening of our net interest rate spread as a result of the rising short-term interest rate environment. The increase in our net interest income when comparing the year ended December 31, 2006 to the comparable 2005 period reflected our overall balance sheet growth and the investment into short-term securities of the net proceeds from the second-step conversion and stock offering, partially offset by the increase in the costs of our deposits and borrowed funds due to the rising short-term interest rate environment. The decrease in the net interest rate spread and net interest margin was primarily due to the increase in the weighted-average cost of interest-bearing liabilities. This increase reflected the rising short-term interest rate environment, affecting both our deposits and borrowed funds, and the shift within our deposits to higher costing short-term time deposits.
The allowance for loan losses amounted to $30.6 million and $27.4 million at December 31, 2006 and 2005, respectively. The increase in the allowance for loan losses was due to the inclusion of Sound Federal’s allowance for loan losses as a result of the acquisition. The allowance for loan losses as a percent of total loans was 0.16% at December 31, 2006 compared with 0.18% at December 31, 2005. We did not record a provision for loan losses during the three-month periods ended December 31, 2006 and 2005, nor did we record a provision for loan losses for the year ended December 31, 2006. We did record a provision of $65,000 during 2005. Net charge-offs for the year 2006 were $76,000 compared with net recoveries of $8,000 for 2005. Non-performing loans at December 31, 2006 were $30.0 million compared with $19.3 million at December 31, 2005. The ratio of non-performing loans to total loans was 0.16% at December 31, 2006 compared with 0.13% at December 31, 2005. The ratio of allowance for loan losses to total non-performing loans was 102.09% at December 31, 2006 compared with 141.84% at December 31, 2005.
Total non-interest income for the three months ended December 31, 2006 was $1.9 million compared with $1.5 million for the corresponding 2005 period. Total non-interest income for the year ended December 31, 2006 was $6.3 million compared with $8.0 million for the comparable period in 2005. The decrease in total non-interest income in the year reflected decreases in gains on securities transactions, net, as there were minimal realized gains/losses from sales of securities that occurred during 2006.
Total non-interest expense for the three months ended December 31, 2006 was $41.6 million compared with $33.8 million during the corresponding 2005 period. This increase reflected a $3.6 million increase in compensation and employee benefits primarily due to an increase in compensation expense of $1.4 million and a $664,000 increase in expense related to our employee stock ownership plan, reflecting increases in our stock price. Expense related to stock options granted amounted to $2.3 million during the fourth quarter of 2006, primarily reflecting the expensing of the options granted in July 2006. Total non-interest expense for the year ended December 31, 2006 was $159.0 million compared with $127.7 million for 2005. This increase reflected a $20.2 million increase in compensation and employee benefits primarily due to an increase in the expense related to our employee stock ownership plan. Expense related to stock options granted amounted to $5.5 million during 2006.
Income tax expense for the three months ended December 31, 2006 was $40.0 million compared with $45.3 million for the corresponding 2005 period. Our effective tax rate for the three months ended December 31, 2006 was 36.60% compared with 37.72% for the corresponding period in 2005. The 11.7% decrease in income tax expense reflected the 9.1% decrease in income before income tax expense. Income tax expense for the year ended December 31, 2006 was $172.0 million compared with $166.3 million for the corresponding 2005 period. Our effective tax rate for the year ended December 31, 2006 was 37.34% compared with 37.60% for the year 2005. The 3.4% increase in income tax expense reflected the 4.1% increase in income before income tax expense. Final regulations were issued in February 2006 by the State of New Jersey eliminating the deduction for dividends received from a real estate investment trust subsidiary. As a result of this change in tax regulations, we anticipate our effective tax rate may increase approximately 2% beginning in 2007.
Statement of Financial Condition Summary
Total assets increased $7.43 billion, or 26.5%, to $35.51 billion at December 31, 2006 from $28.08 billion at December 31, 2005. The increase in total assets primarily reflected a $4.03 billion increase in net loans and a $2.42 billion increase in total mortgage-backed securities.
The increase in loans reflected purchases and originations of first mortgage loans of approximately $2.71 billion and $2.12 billion, respectively, for the year ended December 31, 2006 compared with $3.68 billion and $2.07 billion, respectively, for the year 2005. The increase in loans also reflected the addition of approximately $786.1 million of loans due to the acquisition of Sound Federal. Loan originations and purchases were substantially all in one- to four-family mortgage loans. Purchased mortgage loans allow us to grow and geographically diversify our mortgage loan portfolio at a relatively low overhead cost while maintaining our traditional thrift business model. At December 31, 2006, we were committed to purchase and originate $951.0 million and $169.6 million, respectively, of first mortgage loans, which are expected to settle during the first quarter of 2007.
The increase in total mortgage-backed securities reflected purchases of approximately $3.93 billion, approximately 98.7% of which were variable-rate (adjustable annually) or hybrid (adjustable annually after fixed periods of three to five years) instruments. All of our mortgage-backed securities are directly or indirectly insured or guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise. At December 31, 2006, we were committed to purchase $846.9 million of mortgage-backed securities, which are expected to settle during the first quarter of 2007.
Total liabilities increased $7.72 billion, or 33.7%, to $30.59 billion at December 31, 2006 from $22.87 billion at December 31, 2005. The increase in total liabilities primarily reflected a $5.62 billion increase in borrowed funds and a $2.03 billion increase in deposits, including the $1.06 billion of deposits due to the acquisition of Sound Federal. The increase in borrowed funds was the result of securing $9.14 billion of new borrowings at a weighted-average rate of 4.30%. These new borrowings have final maturities of ten years and initial reprice dates ranging from one to three years. The increase in total deposits reflected a $2.92 billion increase in our time deposits, including $780.0 million due to the acquisition of Sound Federal, and a $576.5 million increase in our money market checking accounts. These increases were partially offset by a $1.52 billion decrease in our interest-bearing transaction accounts, primarily from our High Value Checking account product, due to customers shifting deposits to short-term time deposits.
Total stockholders’ equity decreased $280.6 million to $4.92 billion at December 31, 2006 from $5.20 billion at December 31, 2005. The decrease was primarily due to repurchases of 33,747,243 shares of outstanding common stock at an aggregate cost of $448.2 million and cash dividends declared and paid to common stockholders of $161.4 million. These decreases to stockholders’ equity were partially offset by net income of $288.6 million for 2006. As of December 31, 2006, 44,314,000 shares were available for repurchase under our existing stock repurchase programs. At December 31, 2006, our stockholders’ equity to asset ratio was 13.86% and our year-to-date average stockholders’ equity to asset ratio was 16.00%. At December 31, 2006, our tangible book value per share was $9.13.
Hudson City Bancorp maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is ranked in the top fifty U.S. financial institutions by asset size. Hudson City Savings currently operates a total of 111 branch offices in the New York metropolitan area. The Federal Deposit Insurance Corporation insures Hudson City Savings’ deposits.
Forward-Looking Statements
This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp. Any or all of the forward-looking statements in this release and in any other public statements made by Hudson City may turn out to be wrong. They can be affected by inaccurate assumptions Hudson City might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Hudson City does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.
TABLES FOLLOW

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

	December 31,	December 31,
(In thousands, except share and per share amounts)	2006	2005
Assets:
Cash and due from banks	$125,630	$97,672
Federal funds sold	56,616	4,587

Total cash and cash equivalents	182,246	102,259
Securities available for sale:
Mortgage-backed securities	2,404,421	2,520,633
Investment securities	4,379,615	3,962,511
Securities held to maturity:
Mortgage-backed securities, (fair value of $6,804,598 and $4,288,772 at December 31, 2006 and 2005, respectively)	6,925,210	4,389,864
Investment securities, (fair value of $1,502,934 and $1,508,055 at December 31, 2006 and 2005, respectively)	1,533,969	1,534,216

Total securities	15,243,215	12,407,224
Loans, net of deferred loan costs	19,099,776	15,064,102
Allowance for loan losses	(30,625)	(27,393)

Net loans	19,069,151	15,036,709
Federal Home Loan Bank of New York stock	445,006	226,962
Foreclosed real estate, net	3,161	1,040
Accrued interest receivable	194,229	140,723
Banking premises and equipment, net	73,929	49,132
Goodwill	150,831	—
Other intangible assets	13,407	—
Other assets	131,406	111,304

Total Assets	$35,506,581	$28,075,353

Liabilities and Stockholders’ Equity:
Deposits:
Interest-bearing	$12,917,286	$10,941,258
Noninterest-bearing	498,301	442,042

Total deposits	13,415,587	11,383,300
Repurchase agreements	8,923,000	7,900,000
Federal Home Loan Bank of New York advances	8,050,000	3,450,000

Total borrowed funds	16,973,000	11,350,000
Accrued expenses and other liabilities	197,109	140,577

Total liabilities	30,585,696	22,873,877

Common stock, $0 01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 557,787,921 and 588,905,543 shares outstanding at December 31, 2006 and 2005, respectively	7,415	7,415
Additional paid-in capital	4,553,614	4,533,329
Retained earnings	1,877,840	1,759,492
Treasury stock, at cost; 183,678,634 and 152,561,012 shares at December 31, 2006 and 2005, respectively	(1,230,793)	(798,232)
Unallocated common stock held by the employee stock ownership plan	(228,257)	(234,264)
Unearned common stock held by the recognition and retention plan	—	(2,815)
Accumulated other comprehensive loss, net of tax	(58,934)	(63,449)

Total stockholders’ equity	4,920,885	5,201,476

Total Liabilities and Stockholders’ Equity	$35,506,581	$28,075,353

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Three Months
	Ended December 31,
	2006	2005
	(In thousands, except per share data)
Interest and Dividend Income:
Interest and fees on first mortgage loans	$253,501	$189,217
Interest and fees on consumer and other loans	6,876	3,225
Interest on mortgage-backed securities held to maturity	80,383	49,099
Interest on mortgage-backed securities available for sale	29,790	26,798
Interest on investment securities held to maturity	18,656	18,632
Interest and dividends on investment securities available for sale	50,628	40,772
Dividends on Federal Home Loan Bank of New York stock	6,150	2,363
Interest on federal funds sold	2,986	2,192

Total interest and dividend income	448,970	332,298

Interest Expense:
Interest on deposits	132,430	83,472
Interest on borrowed funds	167,703	96,441

Total interest expense	300,133	179,913

Net interest income	148,837	152,385
Provision for Loan Losses	—	—

Net interest income after provision for loan losses	148,837	152,385

Non-Interest Income:
Service charges and other income	1,903	1,476
Gains on securities transactions, net	—	—

Total non-interest income	1,903	1,476

Non-Interest Expense:
Compensation and employee benefits	25,067	21,472
Net occupancy expense	7,386	5,482
Federal deposit insurance assessment	438	421
Computer and related services	734	663
Other expense	7,942	5,721

Total non-interest expense	41,567	33,759

Income before income tax expense	109,173	120,102
Income Tax Expense	39,961	45,298

Net income	$69,212	$74,804

Basic Earnings Per Share	$0.13	$0.13

Diluted Earnings Per Share	$0.13	$0.13

Weighted Average Number of Common Shares Outstanding:
Basic	525,402,246	555,860,264
Diluted	535,514,559	569,088,786

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Years
	Ended December 31,
	2006	2005
	(In thousands, except per share data)
Interest and Dividend Income:
Interest and fees on first mortgage loans	$932,550	$689,435
Interest and fees on consumer and other loans	19,698	10,786
Interest on mortgage-backed securities held to maturity	262,417	182,309
Interest on mortgage-backed securities available for sale	119,578	90,754
Interest on investment securities held to maturity	74,592	72,582
Interest and dividends on investment securities available for sale	181,259	118,635
Dividends on Federal Home Loan Bank of New York stock	16,507	9,394
Interest on federal funds sold	8,242	5,013

Total interest and dividend income	1,614,843	1,178,908

Interest Expense:
Interest on deposits	436,096	293,736
Interest on borrowed funds	565,514	323,038

Total interest expense	1,001,610	616,774

Net interest income	613,233	562,134
Provision for Loan Losses	—	65

Net interest income after provision for loan losses	613,233	562,069

Non-Interest Income:
Service charges and other income	6,287	5,267
Gains on securities transactions, net	4	2,740

Total non-interest income	6,291	8,007

Non-Interest Expense:
Compensation and employee benefits	103,443	83,211
Net occupancy expense	25,015	20,211
Federal deposit insurance assessment	1,695	1,656
Computer and related services	2,812	2,498
Other expense	25,990	20,127

Total non-interest expense	158,955	127,703

Income before income tax expense	460,569	442,373
Income Tax Expense	171,990	166,318

Net income	$288,579	$276,055

Basic Earnings Per Share	$0.54	$0.49

Diluted Earnings Per Share	$0.53	$0.48

Weighted Average Number of Common Shares Outstanding:
Basic	536,214,778	567,789,397
Diluted	546,790,604	581,063,426

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Three Months Ended December 31,
	2006				2005
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
			(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$18,066,112	$253,501	5.61%		$13,878,363	$189,217	5.45%
Consumer and other loans	418,754	6,876	6.57		220,228	3,225	5.86
Federal funds sold	224,945	2,986	5.27		219,837	2,192	3.96
Mortgage-backed securities at amortized cost	8,887,791	110,173	4.96		6,835,732	75,897	4.44
Federal Home Loan Bank of New York stock	423,484	6,150	5.81		194,709	2,363	4.85
Investment securities at amortized cost	5,915,679	69,284	4.68		5,541,857	59,404	4.29

Total interest-earning assets	33,936,765	448,970	5.29		26,890,726	332,298	4.94

Noninterest-earnings assets	579,248				314,632

Total Assets	$34,516,013				$27,205,358

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$811,329	2,025	0.99		$823,245	2,054	0.99
Interest-bearing transaction accounts	2,174,634	17,841	3.25		3,800,369	29,314	3.06
Money market accounts	877,976	7,627	3.45		363,187	1,090	1.19
Time deposits	8,763,673	104,937	4.75		5,973,680	51,014	3.39

Total interest-bearing deposits	12,627,612	132,430	4.16		10,960,481	83,472	3.02

Repurchase agreements	8,589,848	86,186	3.98		7,413,043	67,130	3.59
Federal Home Loan Bank of New York advances	7,619,760	81,517	4.24		2,954,565	29,311	3.94

Total borrowed funds	16,209,608	167,703	4.10		10,367,608	96,441	3.69

Total interest-bearing liabilities	28,837,220	300,133	4.13		21,328,089	179,913	3.35

Noninterest-bearing liabilities:
Noninterest-bearing deposits	484,074				442,628
Other noninterest-bearing liabilities	205,001				164,106

Total noninterest-bearing liabilities	689,075				606,734

Total liabilities	29,526,295				21,934,823
Stockholders’ equity	4,989,718				5,270,535

Total Liabilities and Stockholders’ Equity	$34,516,013				$27,205,358

Net interest income/net interest rate spread (2)		$148,837	1.16%			$152,385	1.59%

Net interest-earning assets/net interest margin (3)	$5,099,545		1.78%		$5,562,637		2.29%

Ratio of interest-earning assets to interest-bearing liabilities			1.18	x			1.26	x

(1)	Amount is net of deferred loan fees and allowance for loan losses and includes non-performing loans.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Years Ended December 31,
	2006				2005
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost (4)		Balance	Interest	Cost
			(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$16,685,920	$932,550	5.59%		$12,656,118	$689,435	5.45%
Consumer and other loans	316,844	19,698	6.22		185,320	10,786	5.82
Federal funds sold	165,380	8,242	4.98		236,288	5,013	2.12
Mortgage-backed securities at amortized cost	8,022,309	381,995	4.76		6,218,312	273,063	4.39
Federal Home Loan Bank of New York stock	345,870	16,507	4.77		169,781	9,394	5.53
Investment securities at amortized cost	5,697,565	255,851	4.49		4,503,416	191,217	4.25

Total interest-earning assets	31,233,888	1,614,843	5.17		23,969,235	1,178,908	4.92

Noninterest-earnings assets	414,084				324,004

Total Assets	$31,647,972				$24,293,239

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$796,410	7,851	0.99		$980,707	9,709	0.99
Interest-bearing transaction accounts	2,734,787	90,936	3.33		4,124,359	118,530	2.87
Money market accounts	688,311	20,670	3.00		469,254	5,172	1.10
Time deposits	7,417,812	316,639	4.27		5,546,364	160,325	2.89

Total interest-bearing deposits	11,637,320	436,096	3.75		11,120,684	293,736	2.64

Repurchase agreements	8,313,321	316,444	3.81		6,447,560	226,909	3.52
Federal Home Loan Bank of New York advances	5,977,115	249,070	4.17		2,469,529	96,129	3.89

Total borrowed funds	14,290,436	565,514	3.96		8,917,089	323,038	3.62

Total interest-bearing liabilities	25,927,756	1,001,610	3.86		20,037,773	616,774	3.08

Noninterest-bearing liabilities:
Noninterest-bearing deposits	462,022				437,790
Other noninterest-bearing liabilities	195,845				148,523

Total noninterest-bearing liabilities	657,867				586,313

Total liabilities	26,585,623				20,624,086
Stockholders’ equity	5,062,349				3,669,153

Total Liabilities and Stockholders’ Equity	$31,647,972				$24,293,239

Net interest income/net interest rate spread (2)		$613,233	1.31%			$562,134	1.84%

Net interest-earning assets/net interest margin (3)	$5,306,132		1.96%		$3,931,462		2.35%

Ratio of interest-earning assets to interest-bearing liabilities			1.20	x			1.20	x

(1)	Amount is net of deferred loan fees and allowance for loan losses and includes non-performing loans.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

(4)	At December 31, 2006, the weighted-average rate on our outstanding interest-earning assets, other than our FHLB stock, was as follows: first mortgage loans, 5.78%, consumer and other loans, 6.55%, federal funds sold, 5.25%, mortgage-backed securities, 5.21%, investment securities, 4.72%. At December 31, 2006, the weighted-average rate on our outstanding interest-bearing liabilities was as follows: savings accounts, 0.94%, interest-bearing transaction accounts, 3.29%, money market accounts, 3.59%, time deposits, 4.89%, borrowed funds, 4.08%.

Hudson City Bancorp, Inc. and Subsidiary
Selected Performance Ratios (1)

	For the Three Months
	Ended December 31,
	2006	2005
Return on average assets	0.80%	1.10%
Return on average stockholders’ equity	5.55	5.68
Net interest rate spread	1.16	1.59
Net interest margin	1.78	2.29
Non-interest expense to average assets	0.48	0.50
Efficiency ratio (2)	27.58	21.94
Dividend payout ratio	57.69	53.85
Cash dividends paid per common share	$0.075	$0.07

	For the Year
	Ended December 31,
	2006	2005
Return on average assets	0.91%	1.14%
Return on average stockholders’ equity	5.70	7.52
Net interest rate spread	1.31	1.84
Net interest margin	1.96	2.35
Non-interest expense to average assets	0.50	0.53
Efficiency ratio (2)	25.66	22.40
Dividend payout ratio	55.56	54.69
Cash dividends paid per common share	$0.30	$0.268

(1)	Ratios are annualized where appropriate.

(2)	Determined by dividing total non-interest expense by the sum of net interest income and total non-interest income.

Hudson City Bancorp, Inc. and Subsidiary
Selected Financial Ratios and Other Data

	At or For The	At or For The
	Period Ended	Period Ended
	December 31,	December 31,
	2006	2005
Asset Quality Ratios:
Non-performing loans to total loans	0.16%	0.13%
Non-performing assets to total assets	0.09	0.07
Allowance for loan losses to non-performing loans	102.09	141.84
Allowance for loan losses to total loans	0.16	0.18

Capital Ratios:
Average stockholders’ equity to average assets	16.00%	15.10%
Stockholders’ equity to assets	13.86	18.53
Book value per common share	$9.45	$9.44
Tangible book value per common share	9.13	9.44

Regulatory Capital Ratios:
Bank:
Tangible capital	11.28%	14.68%
Leverage (core) capital	11.28	14.68
Total risk-based capital	30.92	41.31

Other Data:
Full-time equivalent employees	1,272	1,108
Hudson City Bancorp, Inc. and Subsidiary
Book Value Calculations

December 31,
2006
(In thousands, except share and per share amounts)
Stockholders’ equity (thousands)	$4,920,885
Goodwill and other intangible assets	(164,238)

Tangible stockholders’ equity	$4,756,647

Book Value Share Computation:
Issued	741,466,555
Treasury shares	(183,678,634)

Shares outstanding	557,787,921
Unallocated ESOP shares	(36,563,019)
Unvested RRP shares	(398,174)
Shares in trust	(23,494)

Book value shares	520,803,234

Book value per share	$9.45

Tangible book value per share	$9.13

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